POWER OF ATTORNEY

    KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned, Frederick Philip Snow ("the Filer"), an individual subject to the filing requirements of Section 16 of the Securities Act of 1934, as amended (the "Act"), does hereby constitute and appoint any of Linda Huber, Rachel Stern, Jeffrey Gershowitz, Jill Chavarria and Debra Quas, as Filer's true and lawful attorney-in-fact and in Filer's name, place and stead, to execute and deliver, and to take such other action as the attorney considers necessary or appropriate to effect, any filing on Form 3, Form 4, or Form 5 to be filed under Section 16 of the Act.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this 25th day of August, 2022.

                        /s/ F. PHILIP SNOW
                        Signature

                        Frederick Philip Snow
                        Printed Name